                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Hvide Marine Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           HVIDE MARINE INCORPORATED

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 1, 1998

                          ---------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Hvide Marine Incorporated (the "Company") will be held at 10:30 a.m. local time on Monday, June 1, 1998, at Terminal 26, Port Everglades, Florida for the following purposes:

        1. to elect four Class II Directors to serve on the Board of Directors for a three-year term;

        2. to consider and approve the amendment of the Hvide Marine Incorporated Equity Ownership Plan to increase the number of shares of the Company's Class A Common Stock available for issuance under such plan from 1,000,000 to 2,000,000;

        3. to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 1998; and

        4. to transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 6, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

                                          By Order of the Board of Directors,

                                          Christopher D. Strong
                                            Assistant Secretary

Fort Lauderdale, Florida
April 27, 1998

                           HVIDE MARINE INCORPORATED

                                2200 ELLER DRIVE
                         FORT LAUDERDALE, FLORIDA 33316
                              TEL: (954) 523-2200

                          ---------------------------

                                PROXY STATEMENT
                                    FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished to the holders of the Common Stock of Hvide Marine Incorporated (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Shareholders (the "Meeting") to be held on June 1, 1998 and any adjournments thereof.

     The enclosed proxy is for use at the Meeting if the shareholder will not be able to attend in person. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Assistant Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy also may be revoked by any shareholder present at the Meeting who expresses a desire to vote his shares in person.

     All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the shares will be voted FOR the election of the named nominees for election as Directors and FOR each of the other proposals set forth in the Notice of 1998 Annual Meeting of Shareholders and this Proxy Statement.

     Only holders of record of Common Stock at the close of business on April 6, 1998 are entitled to vote at the Meeting. On such date, 12,398,091 shares of Class A Common Stock and 2,906,465 shares of Class B Common Stock were outstanding. The Class A Common Stock and the Class B Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes on each matter to be voted upon at the Meeting. Holders of a majority of the outstanding shares of each class of Common Stock are required to be represented in person or by proxy to constitute a quorum for holding the Meeting. The failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense.

     The Notice of 1998 Annual Meeting of Shareholders, this Proxy Statement, the accompanying proxy, and the 1997 Annual Report to Shareholders were first mailed to Shareholders on or about April 27, 1998.

                       1.  ELECTION OF CLASS II DIRECTORS

     The Company's Articles of Incorporation and Bylaws provide that the number of Directors of the Company shall be not less than nine, nor more than 17. In addition, they provide for the division of the Board of Directors into three classes, designated Class I, Class II, and Class III, with staggered terms of three years. The terms of Class I, Class II, and Class III Directors currently expire in 2000, 1998, and 1999, respectively.

     The Board currently consists of 11 members: Class I, comprised of Raymond
B. Vickers, Robert Rice, and Josiah O. Low, III; Class II, comprised of Eugene
F. Sweeney, Walter C. Mink, John H. Blankley, and John J. Lee; and Class III, comprised of J. Erik Hvide, Jean Fitzgerald, Gerald Farmer, and Robert B. Calhoun, Jr. At the Meeting, four Class II Directors are to be elected to serve for a term of three years and until their successors are duly elected.

     Pursuant to the Shareholders Agreement (as defined herein), J. Erik Hvide has agreed to vote his shares of Common Stock for Mr. Lee and the Investor Group (as defined herein) has agreed to vote its shares of Common Stock for Messrs. Sweeney, Mink, and Blankley (see "Certain Transactions -- Shareholders Agreement").

DIRECTORS AND NOMINEES

     The following are the continuing members of the Board of Directors, including the four nominees:

                                             AGE                CURRENT POSITIONS
NAME                                         ---                -----------------
J. Erik Hvide(1)(2)........................  49    Chairman of the Board, President, Chief
                                                   Executive Officer, and Director
John H. Blankley(1)(2).....................  50    Executive Vice President, Chief Financial
                                                   Officer, and Director
Eugene F. Sweeney(1).......................  55    Executive Vice President -- Operations and
                                                   Director
Robert B. Calhoun, Jr.(2)(3)...............  55    Director
Gerald Farmer(3)(4)........................  52    Director
Jean Fitzgerald(1)(4)......................  71    Director
John J. Lee(4).............................  61    Director
Josiah O. Low, III.........................  58    Director
Walter C. Mink(3)..........................  71    Director
Robert Rice(3).............................  75    Director
Raymond B. Vickers(4)......................  49    Director

---------------

(1) Member of the Executive Committee.

(2) Member of the Special Acquisitions Committee.

(3) Member of the Audit Committee.

(4) Member of the Compensation Committee.

     MR. HVIDE has been the Company's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. He has been a director of the Company since 1973. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of the Company. He has been employed by the Company in various capacities since 1970 and became Vice President in 1973. He is also a director of the American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping, a past appointee to the U.S. Coast Guard's Towing Safety Advisory Committee, and a director of Seal Holdings Corporation. Mr. Hvide is the son of Hans J. Hvide, the founder of the Company.

     MR. BLANKLEY has been a director of the Company since September 1991 and has been Executive Vice President -- Chief Financial Officer since September 1995. He previously served as a director and Chief Financial Officer of Harris Chemical Group Inc., a chemical manufacturing company, from April 1993 to August 1994. Mr. Blankley is the owner of Seafirst Capital, a ship finance consulting business he founded in 1994. He served as Executive Vice President -- Finance and Chief Financial Officer of Stolt-Nielsen, Inc., a publicly traded international operator of specialty chemical tankers, from 1985 to 1991. From 1983 until 1985, Mr. Blankley was a director, Senior Vice President, and Chief Financial Officer of BP North America Inc. Mr. Blankley is also a director of MC Shipping, a publicly traded operator of petroleum product and gas carriers and multi-purpose container feeder vessels.

     MR. SWEENEY has been Executive Vice President -- Operations of the Company since September 1994 and a director since 1984. He was Senior Vice
President -- Operations of the Company from 1991 to September 1994. He joined the Company in 1981 as Vice President -- Ship Management. Prior to joining the Company, Mr. Sweeney was employed for 17 years by Texaco, Inc., where he served in seagoing and shore management positions, including operations manager of Texaco's U.S. tanker fleet. Mr. Sweeney is on the board of directors of the Chamber of Shipping of America and is a member of the American Bureau of Shipping.

     MR. CALHOUN has been a director of the Company since September 1994. Mr. Calhoun has been a Managing Director of Monitor Clipper Partners, L.P., a private investment firm, since 1997. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm. Mr. Calhoun serves as a director of Avondale Mills, Inc., a textile company, Interstate Bakeries Corporation, a national distributor of baked goods, as well as several privately held companies.

     MR. FARMER has served as a director of the Company since 1975. He was Executive Vice President -- Chief Financial Officer and Treasurer of the Company from September 1994 until September 1, 1995. In September 1995 Mr. Farmer retired as Chief Financial Officer and Treasurer and continued to serve as an Executive Vice President of the Company through December 15, 1995. He was Senior Vice President -- Finance and Administration from January 1991 to September 1994, having joined the Company in 1973 as Vice President -- Finance.

     MR. FITZGERALD has been a director of the Company since March 1994. Since 1992, he has served as the Chairman of Florida Alliance, Inc., a consortium of maritime interests. From 1990 to 1992, he was Executive Vice President of NDE Testing & Equipment, Inc., a nationwide storage-tank testing company. From 1988 to 1990, he was with Frederic R. Harris, Inc., an international consulting engineering firm. Mr. Fitzgerald was a co-founder and the President of American Tank Testing Service, Inc., a firm that was subsequently acquired by NDE Environmental Corporation, from 1986 to 1987. In 1982 and 1983, he served as the Company's Vice President for Governmental Affairs. His other business experience includes service as President of Tracor Marine, Inc. from 1976 to 1979 and Director of Engineering of Tracor's Systems Technology Division from 1974 to 1976. Mr. Fitzgerald retired from the U.S. Navy in 1974 in the rank of Captain. During his naval career he commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He is a past Commissioner and Chairman of the Port Everglades Authority.

     MR. LEE has been a director of the Company since September 1994 and is Chairman and Chief Executive Officer of Hexcel Corporation, an advanced materials manufacturer. Mr. Lee joined the Board of Hexcel Corporation in May of 1993 as an outside independent director. In August 1993, Mr. Lee was asked to become the Chairman and Co-Chief Executive Officer of Hexcel Corporation, which was experiencing financial difficulties, in order to effect a consensual reorganization. In December 1993, having concluded that a consensual reorganization could not be accomplished, Hexcel Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code and appointed Mr. Lee sole Chief Executive Officer to effect a Plan of Reorganization. The reorganization was completed in February 1995 and Hexcel emerged from Chapter
11. Mr. Lee has been a Director of Aviva Petroleum, Inc. since August 1993, and has been Chairman, President and Chief Executive Officer of Lee Development Corporation, a corporation providing investment and merchant banking services, since 1987. He was a director of XTRA Corporation, a Massachusetts-based transportation and equipment leasing company, from 1990 through January 1996. Mr. Lee also served as Chairman and Chief Executive Officer of Seminole Corporation, a fertilizer manufacturer, from July 1989 through April 1993 and director of Tosco Corporation, a refiner, from April 1988 through April 1993 and was President and Chief Operating Officer of Tosco Corporation from April 1990 through April 1993. Mr. Lee is an advisor to The Clipper Group, L.P. and is a trustee of Yale University.

     MR. LOW has been a director of the Company since March 1998. He has been an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation since 1985, where he is currently a Managing Director. Mr. Low serves as a director of Musicland Stores Corporation, Centex Development Corporation and St. Laurent Paperboard, Inc.

     MR. MINK has been a director of the Company since October 1990. He is President of Walter C. Mink & Associates, a maritime advisory and consulting firm in Las Vegas, Nevada. From 1978 to 1986, Mr. Mink was President of Mobil Shipping and Transportation Company. Previously, he was President of Seabrokers, Inc., a marine brokerage firm, and was earlier employed by Lago Oil, Esso Tankers, and Mobil Oil Transport. Mr. Mink is a director of First Olsen Tankers, Ltd. He served on the Board of Managers of the American Bureau of Shipping and is a member of the Society of Naval Architects and Marine Engineers.

     MR. RICE has been a director of the Company since January 1992. A financial consultant, he was Senior Vice President of Citibank, N.A. from 1954 to his retirement in 1983. Mr. Rice is a director of ATCO Ltd., First Olsen Tankers Ltd., and Pride Refining Inc.

     DR. VICKERS has been a director of the Company since March 1994. An attorney in private practice in Florida, he has represented more than a hundred financial institutions. He is the author of Panic in Paradise: Florida's Banking Crash of 1926 and an adjunct professor of U.S. economic and business history at Florida State University. From 1975 to 1979, he served as Assistant Comptroller of the State of Florida.

CERTAIN BOARD INFORMATION

     The Board of Directors supervises the management of the Company as provided by Florida law. The Board of Directors has four committees: (i) the Executive Committee; (ii) the Compensation Committee; (iii) the Audit Committee; and (iv) the Special Acquisitions Committee.

     The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by Florida law and as limited by the Company's Bylaws. Its current members are Messrs. Hvide (Chairman), Blankley, Fitzgerald, and Sweeney.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company's bonus and stock option plans. Its current members are Messrs. Fitzgerald (Chairman), Farmer, Lee, and Vickers.

     The Audit Committee is authorized by the Board to review, with the Company's independent public accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve audit services performed by, such independent public accountants; to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year; and to administer the Company's policy with respect to transactions with affiliated persons. Its current members are Messrs. Farmer (Chairman), Calhoun, Mink, and Rice.

     The Special Acquisitions Committee is authorized by the Board of Directors to facilitate the acquisition of additional offshore energy support vessels, subject to an aggregate purchase price limit of $20.0 million for all such acquisitions. Its current members are Messrs. Hvide (Chairman), Blankley, and Calhoun.

     The Board of Directors held 12 meetings and acted by unanimous consent on five occasions during the year ended December 31, 1997. The Executive Committee did not hold any meetings, the Compensation Committee held four meetings, the Audit Committee held four meetings, and the Special Acquisitions Committee held four meetings during such period. All of the Company's Directors attended at least 75% of the meetings of the Board and of the committees of which they were members.

DIRECTOR COMPENSATION

     Directors not employed by the Company are paid $2,000 per board meeting and $1,500 per board committee meeting ($500 if telephonic) attended and are reimbursed by the Company for reasonable out-of-pocket expenses incurred for attendance at such meetings in accordance with Company policy. All committee chairmen not employed by the Company are also paid an annual retainer of $3,000. The Company granted to each director who was not an employee 500 shares of Class A Common Stock upon consummation of the initial public offering of the Company's Class A Common Stock in August 1996 (the "IPO") and following its 1997 Annual Meeting of Shareholders. The Company intends to grant each director 500 shares of Class A Common Stock each year.

     Additionally, the Company adopted a stock option plan for non-employee directors (the "Directors Plan") and reserved 70,000 shares of Class A Common Stock for issuance under that plan. In 1996, options to purchase 35,000 shares of Class A Common Stock were issued under the Directors Plan and in 1997, options to purchase 10,500 shares of Class A Common Stock were issued under the Directors Plan. Under the Directors Plan, all directors not employed by the Company are annually granted an option to purchase 1,500 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The date of grant for these options is the first business day following the annual meeting of shareholders. Directors elected to the Board in the future will each be granted an option to purchase 5,000 shares at an exercise price equal to the fair market value of the Class A Common Stock as of the first business day following the shareholder meeting at which the director is elected to the Board. All stock options under the Directors Plan will vest at the earliest of death, disability, change in control of the Company, voluntary retirement from the Board at or after age 62, completion of ten years service on the Board, or one year from the date of grant.

     The Compensation Committee intends to recommend to the Board of Directors certain changes in the compensation paid to Directors. If the recommendation is approved by the Board of Directors, each director not employed by the Company would receive an annual cash retainer of $18,000. No such retainer is currently paid. The compensation to each director would also include $1,000 per board or committee meeting attended ($500 if telephonic). All committee chairmen not employed by the Company would also be paid an annual retainer of $5,000. The directors will continue to receive an annual grant of 1,500 options and an annual grant of 500 shares of Class A Common Stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. SWEENEY, MINK, BLANKLEY, AND LEE AS CLASS II DIRECTORS TO SERVE FOR A TERM OF THREE YEARS. Election of directors requires the affirmative vote of a plurality of the votes entitled to be cast represented in person or by proxy at the Meeting. Shares represented by the enclosed proxy will be voted for the election of the aforementioned candidates unless authority is withheld. If for any reason any of these directors is not a candidate for election as a director at the Meeting as the result of an event not now anticipated, the shares represented by the enclosed proxy will be voted for such substitute as shall be designated by the Board.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the Chief Executive Officer and each of the four most highly compensated executive officers whose individual remuneration exceeded $100,000 for the years ended December 31, 1995, 1996 and 1997 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                                                                 AWARDS
                             ANNUAL COMPENSATION                         RESTRICTED   SECURITIES   PAYOUTS         ALL
        NAME AND          --------------------------    OTHER ANNUAL       STOCK      UNDERLYING    LTIP          OTHER
   PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION(1)     AWARDS      OPTIONS     PAYOUTS   COMPENSATION(2)
   ------------------     ----   --------   --------   ---------------   ----------   ----------   -------   ---------------
J. Erik Hvide...........  1997   $450,000   $422,500       $14,990           --             --        --         $14,469
  Chief Executive         1996    469,513    160,000        18,078           --        100,000        --          11,648
  Officer                 1995    462,000    100,000        17,643           --             --        --          42,881

John H. Blankley........  1997    210,000    111,100         3,345           --             --        --          12,352
  Executive Vice          1996    203,788     50,000         4,189           --        100,000        --          10,848
  President, Chief        1995     73,125     15,000           321           --             --        --           5,235
  Financial Officer

Eugene F. Sweeney.......  1997    200,000    107,000         4,371           --             --        --          12,352
  Executive Vice          1996    185,288     50,000         3,696           --        100,000        --          11,040
  President--Operations   1995    150,000     50,000         2,856           --             --        --          16,290

Andrew W. Brauninger....  1997    138,333     55,000           148           --          5,000        --          12,064
  Senior Vice President-- 1996    115,000     32,000           145           --         25,000        --           9,738
  Offshore Division       1995    110,204     20,000           659           --             --        --          67,298

Gene Douglas(3).........  1997    136,000     30,378           860           --             --        --          11,776
  Vice President--Legal   1996    131,270     30,000           915           --         28,000        --          10,566
  and General Counsel     1995    115,000     20,000           915           --             --        --           8,956

---------------

(1) For 1997, reflects personal use of Company automobiles in the amounts of $7,143, $2,820, $2,971 and $148 for Messrs. Hvide, Blankley, Sweeney and Brauninger, respectively, and for club and professional membership payments of $7,847, $525, $1,400 and $860 for Messrs. Hvide, Blankley, Sweeney and Douglas, respectively. For 1996, reflects personal use of Company automobiles in the amounts of $5,927, $1,936, $3,163 and $145 for Messrs. Hvide, Blankley, Sweeney and Brauninger, respectively, and for club and professional membership payments of $12,151, $2,253, $533 and $915 for Messrs. Hvide, Blankley, Sweeney and Douglas, respectively. For 1995, reflects personal use of Company automobiles in the amounts of $4,286, $246, $2,676 and $659 for Messrs. Hvide, Blankley, Sweeney, and Brauninger, respectively, and for club and professional membership payments of $13,357, $75, $180 and $915 for Messrs. Hvide, Blankley, Sweeney, and Douglas, respectively.

(2) For 1997, consists of 401(k) contributions of $11,200 for each of Messrs. Hvide, Blankley, Sweeney, Brauninger and Douglas and life insurance premium payments of $3,269, $1,152, $1,152, $864 and $576 for Messrs. Hvide,
    Blankley, Sweeney, Brauninger and Douglas, respectively. For 1996, consists of 401(k) contributions of $10,500 for each of Messrs. Hvide, Blankley, Sweeney, and Douglas and $9,450 for Mr. Brauninger and life insurance premium payments of $1,148, $348, $540, $288 and $66 for Messrs. Hvide, Blankley, Sweeney, Brauninger and Douglas, respectively. For 1995, consists of 401(k) contributions of $10,500 for each of Messrs. Hvide, Sweeney, and Brauninger and $8,890 for Mr. Douglas and life insurance premium payments of $1,091, $119, $540, $174 and $66 for Messrs. Hvide, Blankley, Sweeney, Brauninger and Douglas, respectively, and additional benefits of $31,290, $5,119, $5,250 and $56,624 for Messrs. Hvide, Blankley, Sweeney and Brauninger, respectively.

(3) Mr. Douglas resigned from his position as an executive officer of the Company effective March 1, 1998.

     The following table contains information concerning stock options granted to each of the Named Executives in 1997. All options were granted pursuant to the Hvide Marine Incorporated Equity Ownership Plan.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                               PERCENT                                     ANNUAL RATES
                                  TOTAL         SHARES                                       OF STOCK
                                  SHARES      UNDERLYING                                 APPRECIATION FOR
                                UNDERLYING     OPTIONS      PER SHARE                     OPTION TERM(2)
                                 OPTIONS       GRANTED      EXERCISE    EXPIRATION   ------------------------
                                GRANTED(1)   TO EMPLOYEES     PRICE        DATE          5%           10%
                                ----------   ------------   ---------   ----------   ----------   -----------
NAME
----
J. Erik Hvide.................       --           --         $   --           --     $       --   $        --
John H. Blankley..............       --           --             --           --             --            --
Eugene F. Sweeney.............       --           --             --           --             --            --
Andrew Brauninger.............    5,000          3.6%         28.00      7/31/07      88,045.25    223,123.94
Gene Douglas..................       --           --             --           --             --            --

---------------

(1) Options vest 25% per annum over four years, and all unvested options vest upon retirement.

(2) The dollar amounts are the result of calculations at specified rates of appreciation and are not intended to forecast possible future appreciation.

     The following table contains information concerning stock option exercises during 1997 and the year-end value of unexercised options:

                                                                            NUMBER OF               VALUE OF UNEXERCISED
                                            NUMBER OF                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                             SHARES                        OPTIONS AT                    OPTIONS AT
                                            ACQUIRED                    DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                               ON        VALUE     ---------------------------   ---------------------------
                                            EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                            ---------   --------   -----------   -------------   -----------   -------------
NAME
----
J. Erik Hvide.............................       --     $     --     25,000         75,000       $343,750.00   $1,031,250.00
John H. Blankley..........................       --           --     25,000         75,000        343,750.00    1,031,250.00
Eugene F. Sweeney.........................       --           --     25,000         75,000        343,750.00    1,031,250.00
Andrew Brauninger.........................       --           --      6,250         23,750         85,937.50      257,812.50
Gene Douglas..............................    7,000      145,250         --         21,000                --      288,750.00

---------------

    (1) Based upon the last reported sale price of the Class A Common Stock of $25 3/4 per share as reported on the Nasdaq National Market on December
        31, 1997.

NON-COMPETE AND BENEFITS AGREEMENTS

     The Company is party to a non-compete agreement dated September 28, 1994 with Hans J. Hvide, the founder of the Company and father of its current Chairman, pursuant to which Mr. Hvide receives a fee of $185,000 each year (subject to annual adjustments based on the Consumer Price Index) in exchange for an agreement not to provide any services to any person in competition with the Company. The non-compete agreement expires upon the earlier of September 30, 2014 or the death of Mr. Hvide. The non-compete agreement can be terminated by the Company only if Mr. Hvide materially breaches the Agreement, and by Mr. Hvide only if the Company fails to pay the non-compete fees. The Company is also party to a post-retirement benefits agreement with Mr. Hvide pursuant to which he receives the use of an automobile, major medical health insurance for himself and for his spouse, the use of an office and secretarial assistance, and a payment of $2,000 each month in lieu of other expenses. The term of the post-retirement benefits agreement is for the life of Mr. Hvide except for major medical health insurance for Mr. Hvide's spouse, which is for the life of Mr. Hvide's spouse. In the event the Company terminates the non-compete agreement, the post-retirement benefits agreement terminates automatically.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for supervising the Company's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is composed of four directors who are not employees of the Company.

  Compensation Philosophy

     The Company's executive compensation program is designed to attract, retain, and motivate a highly qualified and experienced senior management team. The Compensation Committee believes that these objectives can best be obtained by directly tying executive compensation to meeting annual and long-term financial performance goals and to appreciation in the Company's stock price. In accordance with these objectives, the total compensation program for the executive officers of the Company and its subsidiaries consists of three components:

          (1) base salary;

          (2) annual incentive compensation consisting of bonuses based upon achievement of financial performance objectives; and

          (3) long-term equity incentives composed of stock options and other incentive awards, including outright share grants, which may be conditioned upon future events such as continued employment and/or the attainment of performance objectives. Performance objectives may be measured by reference to the earnings of the Company (or a subsidiary or division of the Company) or to the market value of the Common Stock, among other things.

     It is the Company's policy to consider the deductibility of executive compensation under applicable income tax rules as a factor used to make specific compensation determinations consistent with the goals of the Company's executive compensation program. No component of the Company's executive compensation has been determined to be non-deductible to the Company for the year ended December 31, 1997.

  Base Salary

     The base salaries of the Company's executive officers are determined by the Compensation Committee by evaluating the responsibilities of the positions, experience, and performance. To assist in establishing salary levels for 1997, the Compensation Committee utilized published survey data as well as the salary levels of executives at other companies in the marine transportation industry. In its efforts to attract and retain well-qualified and experienced senior managers, the Compensation Committee examines and utilizes three components of executive compensation: base salaries, annual performance bonuses, and non-qualified stock options.

  Annual Bonus

     The Company's annual bonus program is intended to promote superior performance by making incentive compensation an important part of the executive officers' compensation. In calculating such bonuses, the Compensation Committee examines both objective performance, in which a given executive's performance is measured in terms of financial results as compared to budgeted targets, and subjective performance, which is measured and evaluated with the use of formatted performance evaluation documents. For the 1997 fiscal year, the Company's Chief Executive Officer received a bonus of $422,500, the two Executive Vice Presidents received bonuses of $111,100 and $107,000, and the two Senior Vice Presidents received bonuses of $55,000 and $59,800.

     Other executive officers of the Company, including subsidiary and division heads, corporate and subsidiary vice presidents, and other managers, also are entitled to receive annual bonuses based upon a percentage of their base salaries and Company and/or individual performance.

  Long-Term Incentives

     The Compensation Committee believes that it is important to provide executive officers incentive compensation based upon the Company's stock price performance, thus aligning the interests of its executive officers with those of its shareholders and encouraging them to contribute to the Company's long-term success. Such incentive compensation, accomplished through the award of non-qualified stock options, provides the added benefit of encouraging employees to remain in the service of the Company. In conjunction with the initial public offering of stock in 1996, non-qualified stock options were awarded to the executive officers at the IPO offering price. In 1997 non-qualified stock options to purchase 5,000 shares of the Company's Class A Common Stock were granted to the Senior Vice President. No other long-term incentive awards were made to the Chief Executive Officer or any of the other four most highly compensated executive officers during 1997 because of the proximity to the public offering and because a relatively small number of shares were available for option grant after options were awarded to other employees in 1997.

  CEO Compensation

     In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary which is (a) competitive with that paid by companies within the industry which are of comparable size to the Company; (b) competitive with that paid by companies outside the industry with which the Company competes for executive talent; and (c) commensurate with the high risks inherent in the waterborne transportation of petroleum and chemical products, the strict governmental regulation of such operations and large penalties provided by law in certain instances of groundings, collisions, and spills, and the complexities of the Chief Executive Officer's duties and responsibilities growing out of the Company's diverse operations within its four segments; and
(ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

                                          COMPENSATION COMMITTEE
                                            Jean Fitzgerald
                                            Gerald Farmer
                                            John J. Lee
                                            Raymond B. Vickers

CERTAIN TRANSACTIONS

     The Company's Articles of Incorporation require that any material transaction between the Company and any of its officers, directors, holders of more than 5% of any class of its capital stock, or other affiliates be on terms no less favorable than those that could be obtained from unaffiliated persons and be approved by a majority of the independent and disinterested directors. The Company believes that the transactions described below are on terms no less favorable than those that could be obtained from unaffiliated persons. Furnished below is information regarding certain transactions since December 31, 1996 in which executive officers and directors of the Company have had an interest.

     In February 1997, the Company repaid approximately $2.6 million of notes payable to the following individuals in the following amounts: Hans J. Hvide, approximately $2.4 million and Gerald Farmer, approximately $0.2 million.

     Maritime Transport Development Corp. ("Maritime Transport"), a company wholly owned by Hans J. Hvide, is the successor in interest to the entity that developed and engineered and provides marketing services for the CATUG(R) vessel design. Maritime Transport receives a commission equal to 1.25% of charter hire received by the Company for two such vessels as payment for development and engineering services relating to the vessels. Commissions earned for the year ended December 31, 1997 were approximately $210,000.

     As of December 31, 1997, Maritime Transport was indebted to the Company for approximately $179,000 for accounts receivable, which accounts are currently accruing interest at a rate of 3.97%.

     The Company has verbal arrangements with Jean Fitzgerald and Gerald Farmer to provide technical and financial consulting services, respectively, to the Company. Mr. Fitzgerald, whose arrangement commenced in February 1994, is currently compensated for such services at the rate of $8,000 per month, and received total compensation of $91,750 during 1997. Mr. Farmer, whose arrangement commenced in December 1995, is compensated at an hourly rate and received $550.00 during 1997. Both arrangements may be terminated by either party without notice.

     In September 1994, a group of investors (the "Investor Group") purchased shares of Common Stock, Common Stock Contingent Share Issuances, and Junior Notes and Senior Notes of the Company. In connection with that investment, certain agreements were entered into, pursuant to which the transactions described below have occurred.

  Recapitalization Agreement

     The Company, the Investor Group, J. Erik Hvide, Hvide Family Trust I and Hvide Family Trust II (the "Hvide Trusts") entered into a recapitalization agreement (the "Recapitalization Agreement") in August 1996 in connection with the IPO. Under the Recapitalization Agreement, immediately prior to the IPO, 74,704 shares of the 452,518 Class B Common Stock owned by the Investor Group were converted into 74,704 shares of Class A Common Stock, the 313,215 shares of Class C Common Stock of the Company owned by the Investor Group were converted into 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock and the 663,415 shares of Class C Common Stock owned by J. Erik Hvide and the Hvide Trusts were converted into 663,415 shares of Class B Common Stock. In addition, under the Recapitalization Agreement, $31.0 million of the proceeds of the IPO was used to repay $15.9 million of principal and accrued but unpaid interest on the Senior Notes that had been issued to the Investor Group in September 1994 and $15.1 million of the principal and accrued but unpaid interest on the Junior Notes that had been issued to the Investor Group in September 1994. Also under the Recapitalization Agreement, the $13.9 million principal amount of the Junior Notes remaining outstanding following application of the proceeds of the IPO was converted into an aggregate of 55,500 shares of Class A Common Stock and 1,188,502 shares of Class B Common Stock. The remaining $10.2 million of accrued interest on and principal of the Senior Notes was repaid in February 1997. In addition, the Company agreed to pay an annual advisory fee of $100,000 to the Investor Group, with such amount reduced by the compensation received by Messrs. Calhoun and Lee in their capacities as directors of the Company. In 1997, $67,423.22 was paid to the

Investor Group pursuant to such agreement. The parties are also parties to the Shareholders Agreement and the CSI Agreement, each as described below.

  Shareholders Agreement

     In connection with the September 1994 issuance of the Senior Notes and the Junior Notes, the Company, J. Erik Hvide, the Hvide Trusts, and the Investor Group entered into an agreement granting certain voting and approval rights to the Investor Group and J. Erik Hvide and certain members of his family (the "Hvide Family"). Immediately prior to the IPO, that agreement was terminated and Mr. Hvide, the Hvide Trusts, and the Investor Group entered into a new agreement (the "Shareholders Agreement") containing the following provisions:

     Designations to the Board of Directors. The Investor Group may nominate two persons to the Board of Directors and must vote all its shares so as to elect eight other persons nominated to the Board of Directors by J. Erik Hvide. Of these eight nominees, one will be Mr. Hvide, no more than three others may be employees of the Company, its subsidiaries or members of the Hvide Family, and the remainder must be independent of Mr. Hvide, the Company, and its subsidiaries. In addition, J. Erik Hvide and the Hvide Trusts must vote their shares to elect the two Investor Group nominees. Mr. Lee is the Investor Group's Class II nominee and Messrs. Sweeney, Mink, and Blankley are Mr. Hvide's Class II nominees for re-election at the Annual Meeting. The number of nominees that the Investor Group is entitled to designate will be reduced by one at such time as the Investor Group's Primary Economic Interest (as defined in the Shareholders Agreement) drops below 10%, and 5%, respectively, of the Company's outstanding Common Stock. The Investor Group may remove its nominees, with or without cause, and may nominate successors to its nominees. All director nominees must be U.S. citizens.

     Right of First Refusal. Mr. Hvide (together with the Hvide Trusts) and the Investor Group, respectively, have granted a right of first refusal for each to purchase the other's stock in certain circumstances.

     Share Adjustment. The Investor Group agreed that, if following the issuance of the CSIs (as defined below), the aggregate votes held by the Investor Group by virtue of its ownership of Class A and Class B Common Stock would exceed the votes held by the Hvide Family by virtue of its ownership of Class A and Class B Common Stock, the Investor Group would convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one-vote majority over the Investor Group.

  Contingent Share Issuance Agreement

     Also in connection with the issuance of the Junior Notes, the Company and the Investor Group entered into a Contingent Share Issuance Agreement (the "CSI Agreement"). The agreement, as amended and restated pursuant to the Recapitalization Agreement, provided for the issuance of additional shares of Class A Common Stock to the purchasers of the Junior Notes to the extent necessary for such purchasers to earn a specified return on their investment. Mr. Hvide and the Hvide Trusts agreed in the Shareholders Agreement to contribute to the Company a number of shares of Class B Common Stock equal to the number of shares of Common Stock issued by the Company pursuant to the CSI Agreement.

     Pursuant to these agreements, in 1997 the Company issued 272,641 shares of Class A Common Stock to the Clipper Partnerships, and J. Erik Hvide contributed 31,517 shares, Hvide Trust I contributed 224,139 shares, and Hvide Trust II contributed 16,985 shares of Class B Common Stock to the Company. Pursuant to the Shareholders Agreement, after such contribution, 240,471 shares of Class B Common Stock held by the Clipper Partnerships were converted into an equal number of shares of Class A Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company believes that each such person complied with such filing requirements during the fiscal year ended

December 31, 1997, except Mr. Denning and Hvide Trust Limited, L.P., whose initial reports on Form 3 were not timely filed.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each director of the Company and each Nominee, (iii) each Named Executive, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                 CLASS A COMMON STOCK          CLASS B COMMON STOCK
                                              ---------------------------   ---------------------------
                                                               PERCENT                       PERCENT      PERCENT
                                                 NUMBER        OF CLASS        NUMBER        OF CLASS     OF TOTAL
            NAME AND ADDRESS OF               BENEFICIALLY   BENEFICIALLY   BENEFICIALLY   BENEFICIALLY    VOTING
            BENEFICIAL OWNER(1)                 OWNED(1)        OWNED          OWNED          OWNED        POWER
            -------------------               ------------   ------------   ------------   ------------   --------
Hvide Trust Limited, L.P....................          --            *        1,496,466         51.5%        36.1%
Hvide Holdings Corp.(2).....................          --            *        1,496,466         51.5%        36.1%
J. Erik Hvide(2)............................      10,000            *        1,496,466         51.5%        36.1%
Clipper/Park HMI, L.P.(3)...................     214,057          1.7%         649,979         22.4%        16.2%
Clipper/Hercules, L.P.(3)...................     118,361            *          359,401         12.4%         9.0%
Clipper/Merban, L.P.(3).....................     305,476          2.5%         111,960          3.9%         3.4%
Clipper/Merchant HMI, L.P.(3)...............      85,626            *          259,990          8.9%         6.5%
Clipper Capital Associates, L.P.(3)(4)......     732,962          5.9%       1,409,999         48.5%        35.8%
Metropolitan Life Insurance Company(3)......      71,820            *               --            *            *
Olympus Growth Fund II, L.P.(3).............      67,596            *               --            *            *
John H. Blankley............................       1,580            *               --            *            *
Eugene F. Sweeney...........................       9,966            *               --            *            *
Gene Douglas................................       5,002            *               --            *            *
Andrew Brauninger...........................       8,672            *               --            *            *
Robert B. Calhoun, Jr.(4)...................     734,436          5.9%       1,409,999         48.5%        35.8%
Gerald Farmer...............................       6,798            *               --            *            *
Jean Fitzgerald.............................       2,865            *               --            *            *
John J. Lee (5).............................       1,483            *               --            *            *
Josiah O. Low, III..........................          --            *               --            *            *
Walter C. Mink..............................       1,367            *               --            *            *
Robert Rice.................................       3,000            *               --            *            *
Raymond B. Vickers..........................      11,000            *               --            *            *
AMVESCAP PLC(6).............................   1,001,844          8.3%              --            *            *
John Hancock Advisors, Inc.(7)..............     700,000          5.7%              --            *            *
Wellington Management Company, LLP(8).......     970,900        10.44%              --            *            *
Pilgrim Baxter & Associates, Ltd.(9)........   1,094,100         9.04%              --            *            *
PBHG Growth Fund(9).........................     744,600         6.15%              --            *            *
All executive officers and directors as a
  group (21 persons)(5).....................     797,187          6.4%       2,906,465        100.0%          72%

---------------
*  Less than one percent

(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2) Includes shares directly held by Hvide Trust Limited, L.P. ("Hvide Trust"). Hvide Holdings Corp. ("Hvide Holdings") is the sole general partner of Hvide Trust and J. Erik Hvide is the sole shareholder of Hvide Holdings with sole power to act on behalf of Hvide Holdings.

(3) Member of the Investor Group, defined as the "Investor Shareholders" in the Company's Articles of Incorporation. The Investor Group owns an aggregate of 1,595,898 shares of Class A Common Stock and 2,791,329 shares of Class B Common Stock. The address for Clipper Capital Associates, L.P. ("Clipper Capital"), Clipper/Hercules HMI, L.P., Clipper/Merban, L.P., Clipper/Merchant HMI, L.P., Clipper/ Park HMI, L.P. is: c/o Clipper Capital Associates, L.P., 650 Madison Avenue, 9th Floor, New York, New York 10022. The address for Metropolitan Life Insurance Company is: 334 Madison Avenue, P.O. Box 633, Convent Station, New Jersey 07961-0633. The address for Olympus Growth Fund II, L.P. is: c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902.

(4) Includes 33,094 shares owned by Clipper Capital and an aggregate of 1,827,226 shares held by Clipper/Hercules, L.P., Clipper/Merban, L.P., Clipper/Merchant, L.P. and Clipper/Park, L.P. (collectively, the "Clipper Limited Partnerships"). Clipper Capital is the general partner of the Clipper Limited Partnerships, and Mr. Calhoun is an officer, director, and stockholder of the corporate general partner of Clipper Capital and thus Clipper Capital and Mr. Calhoun may each be deemed to be the beneficial owner of the shares held by the Clipper Limited Partnerships.

(5) Excludes 17,985 shares in which John J. Lee has a pecuniary interest as an investor in the Clipper Limited Partnerships.

(6) Based upon a Schedule 13G filed with the Commission on February 12, 1998. The address of AMVESCAP PLC is 11 Devonshire Square, London EC2M4YR England.

(7) Based upon a Schedule 13G filed with the Commission on February 3, 1998. The address of John Hancock Advisors, Inc. is 101 Huntington Avenue, Boston, Massachusetts 02199.

(8) Based upon a Schedule 13G filed with the Commission on August 8, 1997. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(9) Based upon a Schedule 13G filed with the Commission on February 18, 1998. The address of Pilgrim Baxter & Associates, Ltd. and PBHG Growth Fund is 825 Duportail Road, Wayne, Pennsylvania 19087.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the cumulative total return to shareholders of (i) the stocks included in the NASDAQ National Market United States Index from August 9, 1996 to December 31, 1997, and (ii) the Company's Peer Group Index for the same period, in each case assuming the investment of $100 on August 9, 1996 at the initial public offering price of $12.00 per share. The Company's Peer Group Index consists of Kirby Corp., Maritrans, Inc., Seacor Smit, Inc., Stolt-Nielsen, S.A., Tidewater, Inc., and Trico Marine Services.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG HVIDE MARINE INC.,
                       NASDAQ INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD                                                      BROAD
      (FISCAL YEAR COVERED)           HVIDE MARINE        PEER GROUP           MARKET
08/09/96                                       100.00             100.00             100.00
09/30/96                                       108.33             104.34             112.52
12/31/96                                       180.21             127.67             117.82
03/31/97                                       189.58             122.91             111.83
06/30/97                                       184.38             123.20             132.29
09/30/97                                       266.67             163.77             154.25
12/31/97                                       214.58             149.29             144.52

                    2. PROPOSAL TO ADOPT AN AMENDMENT TO THE
                HVIDE MARINE INCORPORATED EQUITY OWNERSHIP PLAN

     The Board of Directors has unanimously approved, subject to the consideration and approval of the shareholders of the Company, an amendment to the Hvide Marine Incorporated Equity Ownership Plan (the "Plan") to increase the number of shares of Class A Common Stock ("Stock") available for issuance under the Plan from 1,000,000 to 2,000,000. The Plan was originally approved by the Board of Directors and shareholders of the Company in July 1996. As the Company continues to grow, the Board of Directors believes that the success of the Company depends in part upon its ability to attract and retain highly qualified and competent officers and employees. The Board of Directors believes that incentive-based compensation enhances that ability and provides motivation to such persons to advance the interests of the Company and its shareholders. The Board's approval and recommendation of the amendment to the Plan follows a review and evaluation of such plan by the Compensation Committee.

     A copy of the Plan, as proposed to be amended, is attached to this Proxy Statement as Appendix A. The following is a brief summary of certain provisions of the Plan, which summary is qualified in its entirety by reference to the full text of the Plan. Capitalized terms not specifically defined in this section shall have the same meaning given to such term in the Plan.

MATERIAL FEATURES OF THE PLAN

     Administration of the Plan. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has full authority in its discretion to determine the officers and employees of the Company or its affiliates to whom awards will be granted and the terms and provisions of such awards. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Agreements issued under the Plan and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determination under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions are final and binding on all participants in the Plan.

     Participation in the Plan. Participants in the Plan are selected from among the Company's officers and employees who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. As of March 31, 1998, approximately 3,025 persons were eligible for participation in the Plan, of which 12 officers and 99 employees have received Awards (as defined herein) under the Plan to date.

     Awards Under the Plan. The Plan provides for the grant of any or all of the following types of awards (collectively, "Awards"): (i) stock options, including "incentive stock options," within the meaning of Section 422 of the Code, and non-qualified stock options; (ii) stock appreciation rights, freestanding or granted in connection with all or any portion of a previously or contemporaneously granted Award; (iii) restricted stock; and (iv) performance awards. Awards may be granted singly, in combination, or in tandem, as determined by the Committee in its discretion. Subject to the Plan, the Committee generally has the authority to fix the terms and number of Awards to be granted under the Plan; provided that, in the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which Stock Options intended to meet the requirements of Section 422 of the Code become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded shall be treated as Non-Qualified Stock Option(s). No participant shall receive Awards which in total shall be for more than 500,000 shares of Stock. As of March 31, 1998, the market value of the Stock underlying all options, based on the closing price of the Company's Stock of $17 5/8 as reported by The Nasdaq Stock Market on that date was $14,891,803.13.

     Stock options are exercisable to purchase Stock during a period specified in each Stock Agreement and may be exercisable pursuant to a vesting schedule designated by the Committee. Stock appreciation rights generally entitle the holder to receive cash or Stock having a value equal to the appreciation in the fair market value of the common stock underlying the stock appreciation right from the date of grant to the date of exercise. Restricted stock awards give the recipient the right to receive a specified number of shares of Stock, subject to such terms, conditions and restrictions as the Committee deems appropriate. As of the date of this Proxy Statement, Non-Qualified Stock Options were the only type of Award that had been granted under the Plan.

     The Plan requires that the purchase price per share under any option or stock appreciation right may not be less than 100% of the fair market value of the underlying shares of Stock on the date of grant, or 110% of such value in the case of incentive stock options granted to any employee owning more than 10% percent of the outstanding capital stock of the Company (an "Over 10% Owner"). In addition, the term of any option or stock appreciation right may not exceed ten years, or five years in the case of incentive stock options granted to an Over 10% Owner. Vesting schedules for outstanding options range from 100% vesting on the fourth anniversary of the date of grant to 25% vesting per year, generally beginning on the first anniversary of the date of grant. The aggregate fair market value of Stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year may not exceed $100,000.

     The exercise price for any option may be paid as follows: (a) in cash; (b) with Stock that has been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate fair market value on the date of exercise equal to the exercise price; (c) by tendering a combination of cash and Stock; and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

     Stock Subject to the Plan. An aggregate of 1,000,000 shares of Stock is currently authorized and reserved for issuance under the Plan, subject to adjustments as are appropriate to reflect any stock dividend, stock split or increase or decrease in shares of Stock without receipt of consideration by the Company. At March 31, 1998, options to purchase 844,925 shares of Stock were outstanding, 101,550 shares of Stock remained available for issuance and 53,525 shares had been exercised under the Plan.

     Effect of Certain Corporate Events. In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new Awards, the termination or adjustment of outstanding Awards, the acceleration of Awards or the removal of restrictions on outstanding Awards.

     Effect of Termination of Employment. The Plan provides that in the event of termination of a participant's service with the Company any Award under the Plan may be canceled, accelerated, paid or continued, as provided in the Stock Agreement or, in the absence of such provision, as the Committee, in its sole discretion may determine.

     Termination and Amendment of the Plan. The Plan allows the Board of Directors, at any time, to amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The Plan also provides that no such termination or amendment without the consent of the holder of an Award will adversely affect the rights of the Participant under such Award.

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     Incentive Stock Options. No taxable income is realized by a participant and no tax deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the issuance of the shares upon exercise of the incentive stock option and more than two years after the date of the grant of the incentive stock option (the "ISO Holding Period"), the difference between the exercise price and the amount realized upon the sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares are transferred before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted basis of the stock; provided, however, that the deduction will not be allowed if such amount exceeds an applicable deduction limitation and does not satisfy an exception to such deduction limitation. Any further gain or loss from an arm's-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period before disposition. Certain special rules apply if an incentive stock option is exercised by tendering stock.

     The difference between the incentive stock option exercise price and the fair market value, at the time of exercise, of the Common Stock acquired upon the exercise of an incentive stock option may give rise to alternative minimum taxable income subject to an alternative minimum tax. Special rules also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing alternative minimum taxable income on subsequent sale of the shares.

     Non-Qualified Stock Options. No taxable income generally is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. Such amount will also be deductible by the Company unless such amount exceeds an applicable deduction limitation and does not satisfy an exception to such deduction limitation. The tax basis of shares acquired by the participant will be the fair market value on the date of exercise. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the shares. The holding period commences upon exercise of the non-qualified stock option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares. The exercise of a non-qualified stock option will not trigger the alternative minimum tax consequences applicable to incentive stock options.

     Stock Appreciation Rights. No taxable income will be realized by a participant upon the grant of a stock appreciation right and no deduction will be available to the Company. Upon the exercise of the stock appreciation right, the participant will realize taxable income equal to the cash or the fair market value (on the date of exercise) of the shares, or both, received, and the Company will be entitled to a deduction unless such amount exceeds an applicable deduction limitation and does not satisfy an exception to the deduction limitation. The tax basis in any shares received will be the fair market value on the date of exercise and, if shares received are held for more than one year, the participant will realize long-term capital gain or loss upon disposition.

     Restricted Stock. Unless a participant otherwise elects to be taxed upon receipt of shares of restricted stock under the Plan, the participant must include in his or her taxable income the difference between the fair market value of the shares and the amount paid, if any, for the shares, as of the first date the participant's interest in the shares is no longer subject to a substantial risk of forfeiture or such shares become transferable. A participant's rights in restricted stock awarded under the Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. Where shares of restricted stock received under the Plan are subject to a substantial risk of forfeiture, the participant can elect to report the difference between the fair market value of the shares on the date of receipt and the amount paid, if any, for the stock as ordinary income in the year of receipt. To be effective, the election must be filed with the Internal Revenue Service within 30 days after the date the shares are transferred to the participant. The Company is entitled to a Federal income tax deduction equal in amount to the amount eligible for inclusion as compensation in the gross income of the participant, unless such amount exceeds an applicable deduction limitation and does not satisfy an exception to such deduction limitation. The amount of taxable gain arising from a participant's sale of shares of restricted stock acquired pursuant to the Plan is equal to the excess of the amount realized on such sale over the sum of the amount paid, if any, for the stock and the compensation element included by the participant in taxable income. For Stock held for more than one year, the participant will realize long-term capital gain or loss upon disposition.

     Cash Awards. A participant who receives a cash award will not recognize any taxable income for Federal income tax purposes until the award is no longer subject to substantial risk of forfeiture. Any cash or Stock received pursuant to the award generally will be treated as compensation income in the year in which the award becomes no longer subject to substantial risk of forfeiture. If a cash award is paid in whole or in part in shares of Stock and the participant is subject to Section 16(b) of the Exchange Act on the date of receipt of such shares, the participant generally will not recognize compensation income until the expiration of six months from the date of receipt, unless the participant makes an election under Section 83(b) of the Code to recognize compensation income on the date of receipt. In each case, the amount of compensation income will equal the amount of cash and the fair market value of the shares of Common Stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes. Any stock options received pursuant to such an award will not be subject to taxation upon the issuance of the option, and no deduction would be available to the Company at that time. Taxation to the participant (and deductibility for the Company) will be governed by the same rules as set forth above in the summary of certain Federal income tax consequences relating to non-qualified stock options.

PRIOR ISSUANCES OF OPTIONS UNDER THE PLAN

     The following table sets forth certain information regarding options received under the Plan from its inception through March 31, 1998, by (i) the Named Executive Officers, (ii) all current executive officers as a group, (iii) all employees including current officers who are not executive officers as a group and (iv) each person who has received 5% or more of such options.


                                                          OPTIONS GRANTED FROM
NAME OF INDIVIDUAL OR GROUP                         INCEPTION THROUGH MARCH 31, 1998
---------------------------                         --------------------------------
J. Erik Hvide.....................................              100,000
John H. Blankley..................................              100,000
Eugene F. Sweeney.................................              100,000
Andrew Brauninger.................................               30,000
Gene Douglas(1)...................................               28,000
Donald L. Caldera(2)..............................              100,000
All current executive officers as a group.........              510,000
All employees including current officers who are
  not executive officers as a group...............              334,925

---------------
(1) Mr. Douglas resigned from his position as an executive officer of the Company effective March 1, 1998.

(2) Mr. Caldera resigned from his position as an executive officer of the Company effective April 30, 1997.

     The amounts that would be receivable by the individuals or groups named in the table above under the Plan as proposed to be amended are not determinable at this time.

PROPOSED AMENDMENT TO THE PLAN

     The Board of Directors of the Company has unanimously approved the adoption of an amendment to the Plan to increase the number of shares of Stock available for issuance under such plan from 1,000,000 to 2,000,000.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE HVIDE MARINE INCORPORATED EQUITY OWNERSHIP PLAN.

                      3. PROPOSAL TO RATIFY APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent public accountants for the year ending 1998. The appointment of independent public accountants by the Board of Directors is submitted annually for ratification by the shareholders. A representative of Ernst & Young LLP will be present at the Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

                                4. OTHER MATTERS

     The Board of Directors has no knowledge of any additional business to be presented for consideration at the Meeting. Should any such matters properly come before the Meeting or any adjournments thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Meeting. Certain financial and other information regarding the Company, including audited consolidated financial statements of the Company and its subsidiaries for the last fiscal year, is included in the Company's 1997 Annual Report to Shareholders mailed with this Proxy Statement.

                          ---------------------------

     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND THE SCHEDULES THERETO BY WRITING TO CHRISTOPHER D. STRONG, ASSISTANT SECRETARY, HVIDE MARINE INCORPORATED, 2200 ELLER DRIVE, P.O. BOX 13038, FT. LAUDERDALE, FLORIDA 33316. ADDITIONAL COPIES OF THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ALSO MAY BE OBTAINED FROM MR. STRONG.

     The affirmative vote of a plurality of the votes entitled to be cast represented in person or by proxy at the Meeting is required to elect Directors. The affirmative vote of a majority of the votes cast in person or by proxy is required to approve proposals 2 and 3. Shares represented by proxies marked "withhold authority" with respect to the election of a nominee for Director will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies thus will have the same effect as if the shares represented thereby were voted against such nominee. If a broker indicates on the proxy that it does not have discretionary authority to vote in the election of Directors, those shares will not be counted for the purpose of determining the number of shares represented by proxy at the Meeting.

     The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mail, certain officers and employees of the Company may solicit the return of proxies by telephone, telegram, or in person. ChaseMellon Shareholder Services, LLC, the Company's transfer agent, has been engaged as well. The Company has requested that brokerage houses, custodians, nominees, and fiduciaries forward soliciting materials to the beneficial owners of Common Stock of the Company and will reimburse them for their reasonable out-of-pocket expenses.

     A list of shareholders of record entitled to be present and vote at the Meeting will be available at the offices of the Company for inspection by the shareholders during regular business hours from May 21, 1998 to the date of the Meeting. The list will also be available during the Meeting for inspection by shareholders who are present. Votes will be tabulated by an automated system administered by ChaseMellon Shareholder Services, LLC, the Company's transfer agent.

     In order to assure the presence of the necessary quorum at the Meeting, please sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. Signing and returning the proxy will not prevent you from attending the Meeting and voting in person, should you so desire.

                         SHAREHOLDER PROPOSALS FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal for consideration at the annual meeting of shareholders to be held in 1999 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be included in the proxy materials relating to the 1999 annual meeting, it must be received by the Company no later than December 21, 1998. Such proposals should be addressed to Christopher D. Strong, Assistant Secretary, Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316.

                                                                      APPENDIX A

                           HVIDE MARINE INCORPORATED

                              AMENDED AND RESTATED

                             EQUITY OWNERSHIP PLAN

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
SECTION 1  DEFINITIONS..............................................    1

1.1     Definitions.................................................    1

SECTION 2  GENERAL TERMS............................................    3

2.1     Purpose of the Plan.........................................    3
2.2     Stock Subject to the Plan...................................    3
2.3     Administration of the Plan..................................    3
2.4     Eligibility and Limits......................................    3

SECTION 3  TERMS OF AWARDS..........................................    4

3.1     Terms and Conditions of All Awards..........................    4
3.2     Terms and Conditions of Options.............................    4
        (a) Option Price............................................    4
        (b) Option Term.............................................    4
        (c) Payment.................................................    4
        (d) Conditions to the Exercise of an Option.................    5
        (e) Termination of Incentive Stock Option...................    5
        (f) Special Provisions for Certain Substitute Options.......    5
3.3     Terms and Conditions of Stock Appreciation Rights...........    5
        (a) Payment.................................................    5
        (b) Conditions to Exercise..................................    5
3.4     Terms and Conditions of Stock Awards........................    6
3.5     Terms and Conditions of Dividend Equivalent Rights..........    6
        (a) Payment.................................................    6
        (b) Conditions to Payment...................................    6
3.6     Terms and Conditions of Performance Unit Awards.............    6
        (a) Payment.................................................    6
        (b) Conditions to Payment...................................    6
3.7     Terms and Conditions of Phantom Shares......................    6
        (a) Payment.................................................    6
        (b) Conditions to Payment...................................    7
3.8     Treatment of Awards Upon Termination of Employment..........    7

                                                                      PAGE
                                                                      ----
SECTION 4  RESTRICTIONS ON STOCK....................................    7

4.1     Escrow of Shares............................................    7
4.2     Forfeiture of Shares........................................    7
4.3     Restrictions on Transfer....................................    7

SECTION 5  GENERAL PROVISIONS.......................................    7

5.1     Withholding.................................................    7
5.2     Changes in Capitalization; Merger; Liquidation..............    8
5.3     Compliance with Code........................................    8
5.4     Right to Terminate Employment...............................    8
5.5     Restrictions on Delivery and Sale of Shares; Legends........    8
5.6     Non-alienation of Benefits..................................    9
5.7     Termination and Amendment of the Plan.......................    9
5.8     Stockholder Approval........................................    9
5.9     Choice of Law...............................................    9
5.10    Effective Date of Plan......................................    9

                           HVIDE MARINE INCORPORATED
                              AMENDED AND RESTATED
                             EQUITY OWNERSHIP PLAN

     Hvide Marine Incorporated hereby establishes this Plan to be called the Equity Ownership Plan to encourage certain employees of the Company to acquire Common Stock of the Company, to make monetary payments to certain employees based upon the value of the Common Stock, or based upon achieving certain goals on a basis mutually advantageous to such employees and the Company and thus provide an incentive for continuation of the efforts of the employees for the success of the Company, for continuity of employment and to further the interests of the shareholders.

                            SECTION 1 -- DEFINITIONS

     1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

        (a) "Award" means any Stock Option, Stock Appreciation Right, Restricted Stock or Performance Award granted under the Plan.

        (b) "Beneficiary" means the person or persons designated by a Participant to exercise an Award in the event of the Participant's death while employed by the Company, or in the absence of such designation, the executor or administrator of the Participant's estate.

        (c) "Board" means the Board of Directors of the Company.

        (d) "Cause" means conduct by the Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors of the Company, or knowing violation of law in the course of performance of the duties of Participant's employment with the Company, (3) repeated absences from work without a reasonable excuse, (4) repeated intoxication with alcohol or drugs while on the Company's premises during regular business hours, (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (6) a breach or violation of the terms of any employment or other agreement to which Participant and the Company are party.

        (e) "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated of the ownership of 30% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation,
(iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the securities Exchange Act of 1934, shall acquire 30% or more of the outstanding voting securities of the Company (whether directly, indirectly beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.

        (f) "Code" means the Internal Revenue Code of 1986, as amended.

        (g) "Committee" means the Compensation Committee of the Board of Directors.

        (h) "Company" means Hvide Marine Incorporated, a Florida corporation.

        (i) "Disability" has the same meaning as provided in the retirement plan maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Committee. In making its determination the Committee may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. The Committee may make the determination in its sole discretion and any decision of the Committee will be binding on all parties.

        (j) "Disposition" means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

        (k) "Dividend Equivalent Rights" means certain rights to receive cash payments as described in Plan Section 3.5.

        (l) "Fair Market Value" means, for any particular date,(i) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the last transaction price per share as quoted by the National Market System of NASDAQ, (ii) for any period during which the Stock shall not be listed for trading on a national securities exchange or its price reported by the National Market System of NASDAQ, but when prices for the Stock shall be reported by NASDAQ, the closing bid price as reported by NASDAQ, (iii) for any period during which the Stock shall be listed for trading on a national securities exchange, the closing price per share of Stock on such exchange as of the close of such trading day, or (iv) the market price per share of Stock as determined by a qualified valuation expert selected by the Board in the event neither (i), (ii), or (iii) above shall be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the next succeeding day when the markets are open.

        (m) "Incentive Stock Option" means an incentive stock option, as defined in Code Section 422, described in Plan Section 3.2.

        (n) "Non-Qualified Stock Option" means a stock option, other than an option qualifying as an Incentive Stock Option, described in Plan Section 3.2

        (o) "Option" means a Non-Qualified Stock Option or an Incentive Stock Option.

        (p) "Over 10% Owner" means an individual who at the time an Incentive Stock Option is granted owns Stock possession more than 10% of the total combined voting power of the Company or one of its Parents of Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

        (q) "Parent" means any corporation (other than the Company) in an unbroken chain of corporation ending with the Company if, with respect to Incentive Stock Options, at the time of granting of the Option, each of the corporation other than the company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        (r) "Participant" means an individual who receives an Award hereunder.

        (s) "Performance Unit Award" refers to a performance unit award described in Plan Section 3.6.

        (t) "Phantom Shares" refers to the rights described in Plan Section 3.7.

        (u) "Plan" means the Hvide Marine Incorporated Equity Ownership Plan.

        (v) "Retirement" means a Participant's termination of employment after attaining age 62.

        (w) "Stock" means the Company's Class A common stock.

        (x) "Stock Agreement" means an agreement between the Company and a Participant or other documentation evidencing an Award.

        (y) "Stock Appreciation Right" means a stock appreciation right described in Plan Section 3.3.

        (z) "Stock Award" means a stock award described in Plan Section 3.4.

        (aa) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possession 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        (ab) "Termination of Employment" means the termination of the employee-employer relationship between a Participant and the Company and its affiliates regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause. In the event that a Participant who has been granted a Non-Qualified Stock Option hereunder ceases to be an employee but remains a member of the Board, no Termination of Employment shall be deemed to have occurred until the Participant ceases to be a member of the Board.

        (ac) "Vested" means that an Award is nonforfeitable and exercisable with regard to a designated number of shares of Stock.

                           SECTION 2 -- GENERAL TERMS

     2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to officers and employees of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers and employees by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining and rewarding personnel.

     2.2  Stock Subject to the Plan. Subject to adjustment in accordance with
Section 5.2, 2,000,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved and subject to issuance under the Plan. At no time shall the Company have outstanding Awards and shares of Stock issued in respect to Awards in excess of the Maximum Plan Shares. To the extent permitted by law, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited, canceled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

     2.3 Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the officers and employees of the Company or its affiliates to whom Awards shall be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The committee's determination under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants.

     2.4 Eligibility and Limits. Participants in the Plan shall be selected by the Committee from among those employees of the Company and its affiliates who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which Stock Options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded shall be treated as Non-Qualified Stock Option(s). No participant shall receive Awards which in total shall be for more than 500,000 shares of Stock.

                          SECTION 3 -- TERMS OF AWARDS

     3.1  Terms and Conditions of All Awards.

        (a) The number of shares of Stock as to which an Award shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Sections 2.2 and 2.4 as to the total number of shares available for grants under the Plan.

        (b) Each Award shall be evidenced by a Stock Agreement in such form as the Committee may determine is appropriate, subject to the provisions of the Plan.

        (c) The date an Award is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Agreement and has determined the recipient of the Award and the number of shares covered by the Award and has taken all such other action necessary to complete the grant of the Award.

        (d) The Committee may provide in any Stock Agreement a vesting schedule. The vesting schedule shall specify when such Awards shall become Vested and thus exercisable. Notwithstanding any vesting schedule which may be specified in a Stock Agreement, in the event the Participant terminates within 2 years following a Change of Control the Awards granted under the Plan shall become 100% Vested and exercisable except to the extent that the exercisability of any such Award would result in an "excess parachute payment" within the meaning of Section 280G of the Code.

        (e) Awards shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability of the Participant, by the legal representative of the Participant.

     3.2 Terms and Conditions of Options. At the time any Option is granted, the Committee shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as shares of Stock purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan, as amended and restated, is adopted or approved by the Company's stockholders.

        (a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of the Stock purchasable under any Option shall be as set forth in the applicable Stock Agreement. With respect to each grant of an Incentive Stock Option to a Participant who is not an Over 10% Owner, the Exercise Price per share shall not be less than the Fair Market Value on the date the Option is granted. With respect to each grant for an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

        (b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. In either case, the Committee may specify a shorter term and state such term in the Stock Agreement.

        (c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Agreement provides, (i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price or (ii) by tendering a combination of cash and Stock. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

        (d) Conditions to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term notwithstanding any provision of the Stock Agreement to the contrary.

        (e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year shall be substituted for such three (3) month period. For purposes of this Subsection (e), Termination of Employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

        (f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

     3.3 Terms and Conditions of Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with an Award. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified price which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price for that number of shares. A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled. The exercise of a Stock Appreciation Right granted in connection with an Award shall result in a pro rata surrender or cancellation of any related Award to the extent the Stock Appreciation Right has been exercised.

        (a) Payment. Upon payment or exercise of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Agreement or, in the absence of such provision, as the Committee may determine.

        (b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

     3.4 Terms and Conditions of Stock Awards. The numbers of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Committee determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

     3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right shall entitle the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

        (a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Agreement or, in the absence of such provision, as the Committee may determine.

        (b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Dividend Equivalent Right; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

     3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified number of units (stated in terms of a designated dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, the performance factors applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured. The Committee may provide for an alternate base value for each unit under certain specified conditions.

        (a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Agreement or, in the absence of such provision, as the Committee may determine.

        (b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Performance Unit Award; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

     3.7 Terms and Conditions of Phantom Shares. Phantom shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment.

        (a) Payment. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Agreement or, in the absence of such provision, as the Committee may determine.

        (b) Conditions to Payment. Each Phantom Share granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Phantom Share; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

     3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who suffers a Termination of Employment may be canceled, accelerated, paid or continued, as provided in the Stock Agreement or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

                       SECTION 4 -- RESTRICTIONS ON STOCK

     4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant's name, but, if the Stock Agreement so provides, the shares of Stock shall be held by a custodian designated by the Committee (the "Custodian"). Each Stock Agreement providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the Stock Agreement, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the Stock Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Stock Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the Stock Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian until the expiration of the term specified in the Stock Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or the Company, as applicable.

     4.2 Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Stock Agreement, in the event that the Participant violates a non competition agreement as set forth in the Stock Agreement, all Awards and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

     4.3 Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the Stock Agreement. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the Stock Agreement shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the Stock Agreement, and the shares so transferred shall continue to be bound by the Plan and the Stock Agreement.

                        SECTION 5 -- GENERAL PROVISIONS

     5.1 Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the Stock Agreement provides, a Participant may also elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of an Award (a "Withholding Election"). A Participant may make a Withholding Election only if both of the following conditions are met:

        (a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

        (b) Any Withholding Election made will be irrevocable; however, the Committee may in its sole discretion approve and give no effect to the Withholding Election.

     5.2  Changes in Capitalization; Merger; Liquidation.

        (a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

        (b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award.

        (c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     5.3 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

     5.4 Right to Terminate Employment. Nothing in the Plan or in any Award shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant's employment at any time.

     5.5 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

     5.6 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     5.7 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of an Award shall adversely affect the rights of the Participant under such Award.

     5.8 Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder shall be void.

     5.9 Choice of Law. The laws of the State of Florida shall govern the Plan, to the extent not preempted by federal law.

     5.10 Effective Date of Plan. The Plan, as amended and restated, shall become effective upon the date the Plan is approved by the stockholders of the Company.

                                          HVIDE MARINE INCORPORATED


                                          By:
                                             ----------------------------------

                                          Title:
Attest:                                         -------------------------------

------------------------------
Secretary

          [CORPORATE SEAL]

                                                                      Appendix B


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                           HVIDE MARINE INCORPORATED
                               COMMON STOCK PROXY
        FOR THE ANNUAL MEETING OF SHAREHOLDERS AT 10:30 A.M. LOCAL TIME,
         MONDAY, JUNE 1, 1998 AT TERMINAL 26, PORT EVERGLADES, FLORIDA



         The undersigned hereby appoints J. Erik Hvide and Christopher D. Strong, or either of them, with full power of substitution, as Proxies to represent and vote all of the shares of Common Stock of Hvide Marine Incorporated held of record by the undersigned at the above-stated Annual Meeting, and any adjournments thereof, upon the matter set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 27, 1998, as follows:


ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH STOCK IS HEREBY REVOKED. RECEIPT OF THE NOTICE OF THE 1998 ANNUAL MEETING AND PROXY STATEMENT, AND 1997 ANNUAL REPORT TO SHAREHOLDERS IS HEREBY ACKNOWLEDGED. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                             !FOLD AND DETACH HERE!



THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR MESSRS. SWEENEY,
MINK, BLANKLEY, AND LEE AS DIRECTOR, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER MATTERS THAT
MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

                                                                                                                PLEASE MARK    [X]
                                                                                                                YOUR VOTE AS
                                                                                                                INDICATED IN
                                                                                                                THIS EXAMPLE


1. ELECTION OF DIRECTORS          NOMINEES: EUGENE F. SWEENEY, WALTER C. MINK,                 2. PROPOSAL TO ADOPT AN AMENDMENT TO
                                  JOHN H. BLANKLEY, AND JOHN J. LEE                               THE EQUITY OWNERSHIP PLAN
     FOR         WITHHELD
     ALL         AS TO ALL        FOR, except vote withheld from the following nominees:            FOR        AGAINST      ABSTAIN
   NOMINEES      NOMINEES
                                  _____________________________________________________             [ ]          [ ]          [ ]
     [ ]           [ ]

3. PROPOSAL TO RATIFY APPOINTMENT OF                                4. TO TAKE ANY ACTION UPON ANY OTHER BUSINESS THAT MAY PROPERLY
   INDEPENDENT PUBLIC ACCOUNTANTS                                      COME BEFORE THE ANNUAL MEETING

     FOR      AGAINST      ABSTAIN                                                                    MARK HERE IF YOU PLAN TO   [ ]
                                                                                                          ATTEND THE MEETING
     [ ]        [ ]          [ ]

                                                                                 MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW     [ ]


                                                                                 --------------------------------------------

                                                                                 --------------------------------------------

                                                                                 --------------------------------------------



Signature                                                  Signature                                                 Date
         ----------------------------------------------              ----------------------------------------------       ----------


Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this proxy. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.
------------------------------------------------------------------------------------------------------------------------------------
                                                       !FOLD AND DETACH HERE!

